UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: March 14, 2012

(Date of earliest event reported)

PremierWest Bancorp

(Exact Name of Registrant as Specified in its Charter)

Oregon (State or Other Jurisdiction of Incorporation or Organization)	000-50332 (Commission File Number)	93 - 1282171 (IRS Employer Identification No.)

503 Airport Road

Medford, Oregon 97504

(Address of Principal Executive Office)(Zip Code)

541-618-6003

Registrant's Telephone Number, Including Area Code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	On March 14, 2012, Bruce Currier was elected to the PremierWest Bancorp Board of Directors. Mr. Currier is an appointee of the U.S. Department of the Treasury pursuant to its rights as the holder of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and in connection with the Company’s participation in the TARP Capital Purchase Program. Treasury has the right to appoint up to two directors to the Company’s Board of Directors at any time that dividends payable on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods. The terms of the Series B Preferred Stock provide that Treasury will retain the right to appoint such directors at subsequent annual meetings of shareholders until all accrued and unpaid dividends for all past dividend periods have been paid

Mr. Currier will be appointed to the Audit Committee and Funds Management Committee. Mr. Currier will receive compensation for his services as a director consistent with that of the Company’s other non-employee directors. Mr. Currier will also be appointed a director of PremierWest Bank, a wholly-owned banking subsidiary of the Company, effective upon receipt of regulatory approvals required by the FDIC and the Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities

On March 15, 2012, the Company issued a press release announcing the election of Mr. Currier. A copy of the press release is attached hereto as Exhibit 99.1. Mr. Currier has substantial financial services industry experience as a retired partner of Ernst & Young LLP, leading and cording teams in the development and execution of financial statement audits and advisory services for financial institutions.

Item 5.07	Submission of Matters to a Vote of Security Holders.
Mr. Currier was elected by Treasury as the sole holder of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, acting by written consent dated March 14, 2012.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
99.1 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2012	PREMIERWEST BANCORP (Registrant) By: /s/ Tom Anderson Tom Anderson Executive Vice President and Chief Administrative Officer